                                                                    EXHIBIT 99.1
CONTACT:   Joseph S. Podolski
           President & CEO
           (281) 719-3447



                 ZONAGEN REPORTS FIRST QUARTER FINANCIAL RESULTS

         The Woodlands, TX, May 12, 2003 - Zonagen, Inc. (Nasdaq:ZONA) today announced financial results for the three-month period ended March 31, 2003.

         Total revenues for the three-month period ended March 31, 2003 were $233,000 as compared to $762,000 for the same period in the prior year. Licensing fees for the three-month period ended March 31, 2003 were zero as compared to $528,000 for the same period in the prior year. Due to the January 2000 adoption of U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", the Company included $528,000 in licensing fees for the three-month period ended March 31, 2002. This revenue was recognized from payments received in prior years from Schering-Plough Corporation (NYSE:SGP) from their exclusive worldwide license to VASOMAX(R), which was mutually terminated in July 2002. There was $121,000 of research and development grant revenue for the three-month period ended March 31, 2003 as compared to zero for the same period in the prior year. The Company was awarded three Small Business Innovation Research (SBIR) grants during the year 2002 aggregating over $1 million and performed some of that funded research in the first quarter ended March 31, 2003. Interest income for the three-month period ended March 31, 2003 decreased to $112,000 from $234,000 for the same period in the prior year. The decrease in interest income was due to declining interest rate yields and lower cash balances.

         Research and development expenses for the three-month period ended March 31, 2003 were $564,000 as compared to $610,000 for the same period in the prior year. On January 15, 2003, the Company terminated all but one scientist and incurred $122,000 in severance expenses in the quarter ended March 31, 2003. In the same quarter, the Company also incurred $85,000 in expenses to maintain its patent portfolio.

         General and administrative expenses for the three-month period ended March 31, 2003 were $613,000 as compared to $443,000 for the same period in the prior year. The increase in expenses for the three-month period ended March 31, 2003 is primarily due to professional fees regarding the proposed merger transaction with Lavipharm Corp., which was terminated on March 27, 2003.


                                     -more-

         Net loss for the three-month period ended March 31, 2003, was ($944,000) or ($0.08) per share as compared to a net loss of ($291,000) or ($0.03) per share for the same period in the prior year. The increased loss for the three-month period ended March 31, 2003 as compared to last year is primarily due to the reduction in licensing fees of $528,000, a reduction in interest income of $122,000 offset by an increase in research and development grant revenues of $121,000 and net increase in expenses of $124,000 primarily due to professional costs regarding the Company's previous terminated merger transaction with Lavipharm Corp.

         On March 31, 2003, the Company reported cash, cash equivalents and marketable securities totaling $24.5 million as compared to $25.1 million reported as of December 31, 2002. As of March 31, 2003 common shares outstanding were approximately 11,506,000.

         On April 16, 2003 the Company initiated a 50 patient Phase I/II efficacy and safety study with Androxal(TM), which is being developed as an oral treatment for testosterone deficiency in men. This study is anticipated to be completed in approximately six months. The study is anticipated to provide a head-to-head comparison of Androxal(TM) versus an existing topical testosterone therapy.

         Zonagen, Inc. is engaged in the development of pharmaceutical products that address diseases and conditions associated with the human reproductive system.

         A copy of this press release may be obtained via facsimile by dialing 1-888-329-0920 or via the internet by accessing www.zonagen.com.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including such risks identified in Zonagen's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission (SEC). These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                     -more-

                          ZONAGEN, INC. AND SUBSIDIARY
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands except per share amounts)

                                                                   THREE MONTHS ENDED
                                                               -----------------------------
                                                                         MARCH 31,
                                                                  2003               2002
                                                               ----------         ----------
                                                               (UNAUDITED)        (UNAUDITED)
REVENUES
        Licensing fees                                         $     --           $      528
        Research and development grants                               121               --
        Interest income                                               112                234
                                                               ----------         ----------
              Total revenues                                          233                762

EXPENSES
        Research and development                                      564                610
        General and administrative                                    613                443
                                                               ----------         ----------
              Total expenses                                        1,177              1,053
                                                               ----------         ----------

                                                               ----------         ----------
NET LOSS                                                       $     (944)        $     (291)
                                                               ==========         ==========

NET LOSS PER SHARE                                             $    (0.08)        $    (0.03)
                                                               ==========         ==========

Shares used in loss per share calculation:
        Basic                                                      11,504             11,358
        Diluted                                                    11,504             11,358


                           CONSOLIDATED BALANCE SHEETS

                                                                MARCH 31,        DECEMBER 31,
                                                                  2003               2002
                                                               ----------        ------------
                                                               (UNAUDITED)
        Current assets                                         $   25,788         $   26,670
        Fixed assets (net)                                            148                191
        Other assets (net)                                            508                509
                                                               ----------         ----------
        Total assets                                           $   26,444         $   27,370
                                                               ==========         ==========

        Accounts payable and accrued
             expenses                                          $      534         $      519
        Stockholders' equity                                       25,910             26,851
                                                               ----------         ----------
        Total liabilities and
             stockholders' equity                              $   26,444         $   27,370
                                                               ==========         ==========